Exhibit 99.2

Important Notice Regarding the Availability of Information Statement Materials You are receiving this communication because you hold shares in Yum! Brands, Inc. It has released informational materials regarding the separation of its wholly-owned subsidiary, Yum China Holdings, Inc., that are now available for your review. This notice provides instructions on how to access the Yum! Brands, Inc. materials for informational purposes only. It is not a form for voting and presents only an overview of the Yum! Brands, Inc. materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the Yum! Brands, Inc. materials and continue to view them online to access new or updated information. To effect the separation, Yum! Brands, Inc. will distribute all of the shares of Yum China Holdings, Inc. common stock on a pro rata basis to the holders of Yum! Brands, Inc. common stock. Immediately following the distribution, which will be effective as of 11:59 pm on October 31, 2016, Yum China Holdings, Inc. will be an independent, publicly traded company. Yum! Brands, Inc. is not soliciting proxy or consent authority from stockholders in connection with the separation. The Yum! Brands, Inc. materials consist of the Information Statement, including any supplements, that Yum China Holdings, Inc. has prepared in connection with the separation. You may view the Yum! Brands, Inc. materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date. YUM! BRANDS, INC. YUM! BRANDS, INC. 1441 GARDINER LANE LOUISVILLE, KY 40213 E14208-P83329 See the reverse side for instructions on how to access materials.

How to Access the Materials Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. E14209-P83329 Materials Available to VIEW or RECEIVE: INFORMATION STATEMENT How to View Online: following page) and visit: www.materialnotice.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET:www.materialnotice.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*:sendmaterial@materialnotice.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY E14210-P83329

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